OPKO Health to Acquire Chilean Pharmaceutical Company

MIAMI, January 23, 2012— OPKO Health, Inc. (NYSE: OPK) has entered into a definitive agreement to acquire ALS Distribuidora Limitada (“ALS”), a privately-held Chilean pharmaceutical company engaged in the business of importation, commercialization and distribution of pharmaceutical products for private markets.

ALS started operations in 2009 as the exclusive product distributor of Arama Laboratorios y Compañía Limitada (“Arama”), a company with more than 20 years of experience in the pharmaceutical products market. In connection with the transaction, OPKO will also acquire all of the product registrations and trademarks previously owned by Arama, as well as the Arama name.

OPKO will acquire ALS for US $4 million in an all cash transaction from Inversiones SVJV Limitada, Inversiones BS Limitada, and Inversiones PYTT Limitada.

Phillip Frost, OPKO’s Chairman and Chief Executive Officer, commented, “This acquisition is an excellent strategic fit as OPKO expands its sales and distribution capabilities, particularly for its new pharmaceutical and diagnostic products.”

About OPKO Health, Inc.

OPKO is a multi-national biopharmaceutical and diagnostics company that seeks to establish industry-leading positions in large and rapidly growing medical markets by leveraging its discovery, development and commercialization expertise and novel and proprietary technologies.

This press release contains “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as “expects,” “plans,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates,” and other words of similar meaning, including statements regarding the ALS acquisition, the expansion of our sales and distribution capabilities, and or product development efforts, as well as other non-historical statements about our expectations, beliefs or intentions regarding our business, technologies and products, financial condition, strategies or prospects. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described in our filings with the Securities and Exchange Commission, that the various conditions to the closing of the transaction with ALS may not be met, integration issues involving ALS, and risks inherent in funding, developing and obtaining regulatory approvals of new, commercially-viable and competitive products and treatments. In addition, forward-looking statements may also be adversely affected by general market factors, competitive product development, product availability, federal and state regulations and legislation, the regulatory process for new products and indications, manufacturing issues that may arise, patent positions and litigation, among other factors. The forward-looking statements contained in this press release speak only as of the date the statements were made, and we do not undertake any obligation to update forward-looking statements. We intend that all forward-looking statements be subject to the safe-harbor provisions of the PSLRA.

Contacts:

Steven D. Rubin 305-575-6015